Exhibit 99.1

                              FOR IMMEDIATE RELEASE
                              ---------------------

CONTACT:          Scott Patterson, Secretary
                  The Peoples BancTrust Company, Inc.
                  (334) 418-8268

THE PEOPLES BANCTRUST COMPANY, INC. AND SOUTH ALABAMA BANCORPORATION, INC. ANNOUNCE PLANS TO MERGE


Selma, Alabama - - December 20, 2000. Richard P. Morthland, Chairman and Chief Executive Officer of The Peoples BancTrust Company, Inc., and W. Bibb Lamar, Jr., President and Chief Executive Officer of South Alabama Bancorporation, Inc., announced today that they are negotiating a definitive agreement for the combination of Peoples and South Alabama, to be structured as a merger of equals.

         Under the proposed exchange, South Alabama shareholders will own 56% and Peoples shareholders will own 44% of the surviving corporation. The shareholders equity of South Alabama is approximately $68 million, and the shareholders equity of Peoples is approximately $61 million. The parties expect that the merger will be treated as a pooling of interests for accounting purposes. Mr. Morthland will be Chairman and co-Chief Executive Officer, and Mr. Lamar will be President and co-Chief Executive Officer. Two years following the merger Mr. Morthland will continue on a full-time basis as Chairman, and Mr. Lamar will assume sole responsibilities as Chief Executive Officer. The board of directors of the merged company will be comprised of an equal number of representatives from each of Peoples and South Alabama.

         Elam P. Holley, Jr., currently President of Peoples, will be Executive Vice President and Chief Operating Officer and J. Stephen Nelson, currently Chairman of South Alabama, will be Executive Vice President and Chairman of the Executive Committee of the merged company. The holding company, to be called The Peoples BancTrust Company, Inc., will have its corporate office in Mobile, Alabama. The subsidiary banks will be merged over time into The Peoples Bank and Trust Company.

         The combined company will have assets of approximately $1.2 billion and will be the seventh largest publicly traded bank holding company headquartered in Alabama. The merged company will have banking locations in the following Alabama counties: Autauga, Baldwin, Bibb, Butler, Clarke, Dallas, Elmore, Escambia, Lee, Marengo, Mobile, Monroe, Shelby, Tallapoosa, and Tuscaloosa. In addition, the merged company will have trust, brokerage, insurance, and finance company subsidiaries.

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         Consummation  of this  transaction  is subject to the  negotiation  and execution of a definitive agreement, certain regulatory approvals and approval of the shareholders of both Peoples and South Alabama.

         Morthland commented that he and Lamar have been friends all of their lives. "We know each other well and we are convinced we can work together in ways that will benefit our banks, our employees, our customers and communities, and most especially our stockholders." Lamar noted the similar community banking focus of all the banks. "This will continue to be our emphasis in the future. Ours are strong, profitable community banks with leading edge technology available throughout central and southern Alabama."

         The Peoples BancTrust Company, which has total assets of approximately $650 million, is the parent company of The Peoples Bank and Trust Company. South Alabama Bancorporation, which has total assets of approximately $563 million, is the parent company of South Alabama Bank in Mobile and Baldwin Counties, First National Bank, Brewton, The Monroe County Bank, The Commercial Bank of Demopolis, Sweet Water State Bank and South Alabama Trust Company, Inc. Both Peoples' and South Alabama's common stocks are traded on the NASDAQ Small Cap Stock Market(R) under the respective symbols PBTC and SABC.

         Additional information will be released upon execution of a definitive agreement or if negotiations are terminated.

         Except for historical information contained herein, this press release contains forward looking statements that involve risks and uncertainties, including, but not limited to, general industry and economic conditions, interest rate changes, regulatory changes, competitive factors, as well as other risks detailed from time to time in Peoples' and South Alabama's reports filed with the Securities and Exchange Commission.